Exhibit 99.1

ARIAD Reports 2013 Financial Results and Outlines Key Objectives for 2014

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 25, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today reported financial results for the fourth quarter and full year ended December 31, 2013 and provided an update on corporate developments.

“I am extremely pleased with the commercial and R&D progress we made in 2013, especially ending the year with Iclusig commercially available to refractory Philadelphia-positive leukemia patients in the United States. We are off to a strong start with our re-launch in the U.S. and are building momentum in Europe,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “As we advance into 2014, we are focused on building shareholder value and executing a fiscally responsible operating plan.”

Recent Progress and Key Objectives

Commercialization of Iclusig®

  Iclusig was re-launched in the U.S. in mid-January with all members of the commercial team in place. Through the first five weeks of commercialization, approximately 180 out of 305 patients from the single-patient IND program have transitioned to commercial supply. We anticipate that approximately 50 additional patients will transition by the end of this quarter.
  Additionally, we expect that 7% to 10% of patients from the IND program will remain on Iclusig but will qualify for free drug through our patient assistance program. As expected, the remaining 18% to 20% of patients, predominantly those with advanced phase disease, will discontinue Iclusig from the IND program.
  In Europe, we are selling Iclusig in Germany, the United Kingdom, France, Austria and the Netherlands. This year, we will expand commercialization of Iclusig to all of the major markets in Europe – 16 individual countries – based on staged achievement of pricing and reimbursement approvals in each country. We anticipate the majority of the remaining EU pricing approvals will occur in the second half of 2014.

  Earlier this month, Iclusig was approved in Switzerland for use in adult patients with all phases of chronic myeloid leukemia (CML) or Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL) for whom treatment with other tyrosine-kinase inhibitors is not appropriate or for patients with the T315I mutation of BCR-ABL. Commercial launch in Switzerland is expected by mid-2014, upon pricing and reimbursement approval.
  In January, we announced a distribution agreement with Specialised Therapeutics Australia Pty Ltd (STA) for exclusive rights to commercialize Iclusig in Australia. Under the terms of the agreement, STA will book sales of Iclusig to pharmacies and other distributors, while ARIAD will supply packaged drug to STA. Australian marketing approval and commercial launch of Iclusig are expected in the fourth quarter of this year.

Iclusig Clinical Development

  A new clinical trial for Iclusig will begin in the second half of 2014 as part of our FDA post-marketing requirements. This will be a randomized multi-arm trial to characterize several Iclusig doses and to inform its safe use in patients with refractory forms of chronic-phase CML. Importantly, data from this trial will allow physicians to better understand the benefit/risk profile of Iclusig when treatment is started at doses less than 45 mg per day, the currently approved dose in the U.S. and EU.
  The Phase 2 trial of Iclusig in patients with gastrointestinal stromal tumors (GIST) is almost fully enrolled, and patient follow up is continuing. We anticipate that the trial will re-open to further patient enrollment upon lifting of the partial clinical hold in the second quarter of this year.
  Follow up of patients with resistant or intolerant CML and Ph+ ALL in the Phase 1/2 clinical trial of Iclusig in Japan is ongoing. We plan to file for marketing approval of Iclusig with the Pharmaceuticals and Medical Devices Agency, Japan next year.
  Numerous Investigator Sponsored Trials (ISTs) are underway or planned that explore the potential clinical utility of Iclusig in various hematologic malignancies, as well as solid tumors driven by FGFR, RET, and other genetic markers of malignancy.

  Clinical data on Iclusig, including data from the front-line EPIC trial and initial Phase 2 data in patients with GIST, have been submitted for presentation to the 2014 annual meeting of the American Society of Clinical Oncology.

Advancing AP26113

  Patient enrollment and follow up in the Phase 2 portion of the Phase 1/2 clinical trial of AP26113 are ongoing, and we plan to begin a pivotal Phase 2 trial of AP26113 in ALK+ non-small cell lung cancer (NSCLC) patients resistant to crizotinib later in the first quarter of this year. We expect this trial to be the basis for our initial registration of AP26113.
  The planned pivotal trial for AP26113 will be global in design and is expected to enroll approximately 220 patients. All patients in the trial will begin at a dose of 90 mg per day and after one week, will be randomized one-to-one, increasing half of the patients to 180 mg per day, while the other half remain at 90 mg per day. Patients will be evaluated for objective response rate as the primary end-point.
  We anticipate presenting clinical updates on AP26113 at the 2014 annual meetings of the American Society of Clinical Oncology and the European Society of Medical Oncology.

Next Oncology Drug Candidate

  We expect to nominate a potential best-in-class development candidate in the second half of 2014. This compound is a product of our internal discovery program driven by structure-based drug design. The candidate will be an orally active small-molecule drug, targeted against an oncogenic kinase in a class that is well understood and clinically validated, but with a unique target product profile.

Ridaforolimus

  Last week, Merck informed us that it is terminating its license agreement for the global development and commercialization of ridaforolimus, our mTOR inhibitor, in oncology. By the terms of the agreement, this becomes effective in November 2014 at which time all rights related to ridaforolimus in oncology will be returned to ARIAD, creating a new clinical and business opportunity for ARIAD.
  Medinol, Ltd. expects patient enrollment to begin imminently in the first of its two registration trials of NIRsupremeTM, its drug-eluting stent system that incorporates ridaforolimus. The commencement of patient enrollment, along with the submission of an investigational device exemption with the U.S. Food and Drug Administration, triggers milestone payments to ARIAD of $3.75 million, with the potential for additional regulatory, clinical and sales milestones, as well as royalties on product sales.

2013 Fourth Quarter and Full-Year Financial Results

Product Revenues

  Net sales of Iclusig were $8.3 million for the quarter ended December 31, 2013 and $45.2 million for the year ended December 31, 2013. For the full-year 2013, this includes sales in the U.S. from January through October and in the EU from July through December.
  Iclusig revenue recognition for France continues to be deferred until the time we have an established list price, which is expected to occur in the second half of 2014. As of December 31, 2013, we had total sales of Iclusig in France of $12.9 million, representing shipments of $4.1 million for the period from October 1, 2013 to December 31, 2013 and $8.8 million in shipments under the Autorisation Temporaire d'Utilisation (ATU), or Temporary Authorization for Use, which concluded on September 30, 2013.

Net Loss

Quarter Ended December 31, 2013

  Net loss for the fourth quarter ended December 31, 2013 was $74.2 million, or $0.40 per share, compared to a net loss of $60.5 million, or $0.36 per share, for the same period in 2012. The increase in net loss is primarily due to an increase in operating expenses of $21.6 million, reflecting commercialization of Iclusig, as well as continued development of our marketed product and our product candidates, offset in part by Iclusig product revenues noted above.

Year Ended December 31, 2013

  Net loss for the full year 2013 was $274.2 million, or $1.49 per share, compared to a net loss of $220.9 million, or $1.34 per share, for the full year 2012.
  These results include Iclusig product revenue, as well as an increase in operating expenses of $113.5 million in 2013 as compared to 2012, reflecting further development of our marketed product and our product candidates, as well as commercial launch of Iclusig in the U.S. and EU.

Cash Position

  As of December 31, 2013, cash, cash equivalents and marketable securities totaled $237.2 million, compared to $164.4 million at December 31, 2012.

Financial Guidance for 2014

We anticipate cash used in operations in 2014 to range from $165 million to $175 million. Our guidance includes:

  Research and development expenses of $140 million to $150 million, reflecting development activities for Iclusig and AP26113, and ongoing discovery research efforts. Expenses related to Iclusig represent approximately 75 percent of total research and development expenses and include: follow-up of patients in the Phase 1 and PACE trials, clinical pharmacology studies to meet post-approval commitments, the Japanese Phase 1/2 trial, the Phase 2 trial in GIST, multiple ongoing and planned ISTs, and initiation of a new Phase 2 randomized dosing trial. Expenses related to AP26113 include the pivotal Phase 2 trial and NDA-enabling clinical pharmacology studies.
  Selling, general and administrative expenses of $135 million to $145 million, which includes U.S. and EU commercial operations and supporting activities for Iclusig.
  Non-cash expenses of $35 million to $45 million, consisting primarily of stock-based compensation and depreciation and amortization expenses.
  We expect that our cash, cash equivalents and marketable securities at December 31, 2014 will range from $60 million to $70 million, sufficient to fund operations until mid-2015.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  RBC Capital Markets’ Healthcare Conference, New York City, February 26, 2014
  Cowen and Company Healthcare Conference, Boston, March 4, 2014

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our fourth quarter/year-end 2013 financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) five minutes prior to the start time and providing the pass code 36613162. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Important U.S. Safety Information for Iclusig® (ponatinib)

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full U.S. prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our products and product candidates and financial guidance for 2014. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; our ability to meet anticipated clinical trial commencement and completion dates; delays in or failure of obtaining regulatory clearance for resumption of clinical trials; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

In thousands, except per share data	Three Months Ended December 31,			Year Ended December 31,
	2013		2012	2013		2012
Revenue:
Product revenue, net	$8,281	$	---	$45,238	$	---
Other revenue	72		74	323		558
Total revenue	8,353		74	45,561		558
Operating expenses:
Cost of product revenue	8,699		---	9,612		---
Research and development	35,824		37,689	162,900		144,709
Selling, general and administrative	37,637		22,915	146,615		60,909
Total operating expenses	82,160		60,604	319,127		205,618
Other income (expense), net	(172)		77	(153)		(15,812)
Provision for income taxes	184		---	439		--
Net loss	$(74,163)		$(60,453)	$(274,158)		$(220,872)
Net loss per common share:
-- basic and diluted	$(0.40)		$(0.36)	$(1.49)		$(1.34)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	185,699		166,707	183,575		164,964

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December 31, 2013	December 31, 2012

Cash, cash equivalents and marketable securities	$237,179	$164,414
Total assets	$370,894	$180,193
Total liabilities	$185,377	$67,342
Stockholders’ equity	$185,517	$112,851

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Year Ended December 31,
	2013	2012

Net cash used in operating activities	$(221,882)	$(153,681)
Net cash provided by (used in) investing activities	26,138	(50,400)
Net cash provided by financing activities	313,584	17,204
Effect of exchange rates on cash	(40)	---

Net increase (decrease) in cash and cash equivalents	$117,800	$(186,877)

CONTACT:
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com